Exhibit 99.1
PRESS RELEASE

Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: Iro.Antoniadou@pmi.com
Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL INC. (PMI) PRESENTS AT THE 2021 MORGAN STANLEY VIRTUAL GLOBAL CONSUMER & RETAIL CONFERENCE;
REVISES 2021 FULL-YEAR REPORTED DILUTED EPS FORECAST, FOR CURRENCY ONLY,
TO RANGE OF $5.74 TO $5.79, OR $5.98 TO $6.03 ON AN ADJUSTED BASIS, REPRESENTING CURRENCY-NEUTRAL GROWTH OF 13% TO 14%

NEW YORK, December 1, 2021 -- Philip Morris International Inc.’s (NYSE: PM) Chief Financial Officer, Emmanuel Babeau, addresses investors today at the Morgan Stanley Virtual Global Consumer & Retail Conference.
The presentation and Q&A session will be conducted in a virtual format, beginning at approximately 8:00 a.m. Eastern Time. A live video webcast of the entire PMI session will be available, in a listen-only mode, at www.pmi.com/2021morganstanley. Presentation slides will be available on the same site.
An archived copy of the webcast will be available at www.pmi.com/2021morganstanley until 5:00 p.m. Eastern Time on Thursday, December 30, 2021. The archived webcast can also be accessed on iOS or Android devices by downloading PMI’s free Investor Relations Mobile Application at www.pmi.com/irapp.
“We remain on-track to deliver an excellent performance in 2021, with a full-year EPS forecast that continues to represent currency-neutral adjusted diluted EPS growth of 13% to 14%,” said Jacek Olczak, Chief Executive Officer. “We are seeing strong IQOS momentum despite the ongoing impact of the semiconductor supply shortage and expect improved sequential IQOS user growth in the fourth quarter. Importantly, we remain confident in our 2021 to 2023 organic compound annual growth targets.”
2021 Full-Year Forecast
PMI revises its full-year reported diluted EPS forecast, for currency only, to a range of $5.74 to $5.79, at prevailing exchange rates, from a range of $5.77 to $5.82 previously. On an adjusted basis, this forecast represents a projected currency-neutral increase of 13% to 14% versus adjusted diluted EPS of $5.17 in 2020, as outlined in the table below.

	Full-Year
	2021 Forecast			2020	Growth

Reported Diluted EPS	$5.74	-	$5.79	$5.16
Saudi Arabia customs assessments	0.14			—
Asset impairment and exit costs	0.09			0.08
Asset acquisition cost	0.03			—
Equity investee ownership dilution	(0.02)			—
Fair value adjustment for equity security investments				0.04
Tax items				(0.06)
Brazil indirect tax credit				(0.05)
Adjusted Diluted EPS	$5.98	-	$6.03	$5.17
Currency	(0.14)
Adjusted Diluted EPS, excluding currency	$5.84	-	$5.89	$5.17	13%	-	14%

In light of recent currency volatility, the company is providing a directional indication of the potential unfavorable currency impact next year. Applying prevailing exchange rates to anticipated 2021 full-year adjusted diluted EPS would imply an estimated unfavorable impact of around $0.40 per share. PMI will provide its 2022 full-year diluted EPS forecast in February.
2021 Full-Year Forecast Assumptions
The assumptions underlying this forecast remain unchanged versus those communicated by PMI in its earnings release of October 19, 2021, with the exception of a favorable currency impact of $0.14 per share, at prevailing exchange rates, compared to $0.17 per share, previously.
This forecast excludes the impact of any future acquisitions, unanticipated or unquantifiable asset impairment and exit cost charges, future changes in currency exchange rates, further developments pertaining to the judgment in the two Québec Class Action lawsuits and the Companies’ Creditors Arrangement Act (CCAA) protection granted to PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), any unusual events, any intensification of the global shortage of semiconductors and the related impact on the supply of our electronic devices, and any COVID-19-related developments different from the assumptions set forth in the company's forecast.
Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.
Forward-Looking & Cautionary Statements
This press release, the presentation and related discussion contain projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.

PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent. Future results are also subject to the lower predictability of our reduced-risk product category's performance.
In addition, PMI’s business risks also include risks and uncertainties related to PMI’s acquisitions of Fertin Pharma A/S (“Fertin”), OtiTopic, Inc. ("OtiTopic") and Vectura Group plc (“Vectura”), including, amongst other things: (1) the possibility that the integration of the operations of Fertin and Vectura with those of PMI may be more difficult and/or take longer than anticipated, and may not accelerate PMI’s desired entry into additional smoke-free and beyond nicotine platforms as quickly as anticipated; (2) the possibility that the respective integrations of Fertin and Vectura into PMI may be more costly than anticipated and may have unanticipated adverse results relating to Fertin, Vectura or PMI’s existing businesses; (3) the inability to gain access to or acquire differentiated proprietary assets, technology and/or pharmaceutical development expertise as anticipated by these acquisitions; (4) risks associated with third-party contracts containing consent and/or other contractual provisions that may be triggered by the acquisitions; (5) the success of the research and development efforts of Fertin, OtiTopic and Vectura, including the ability to obtain regulatory approval for new products, and the ability to commercialize or license these new products; (6) any unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with the products developed by Fertin, OtiTopic and Vectura; and (7) the ability to retain key personnel of Fertin and Vectura, or hire key talent to work in the Fertin and Vectura businesses.
The COVID-19 pandemic has created significant societal and economic disruption, and resulted in closures of stores, factories and offices, and restrictions on manufacturing, distribution and travel, all of which will adversely impact our business, results of operations, cash flows and financial position during the continuation of the pandemic. Our business continuity plans and other safeguards may not be effective to mitigate the impact of the pandemic. Currently, significant risks include our diminished ability to convert adult smokers to our reduced-risk products, significant volume declines in our duty-free business and certain other key markets, disruptions or delays in our manufacturing and supply chain, increased currency volatility, and delays in certain cost saving, transformation and restructuring initiatives. Our business could also be adversely impacted if key personnel or a significant number of employees or business partners become unavailable due to the continuation of the COVID-19 pandemic. The significant adverse impact of COVID-19 on the economic or political conditions in markets in which we operate could result in changes to the preferences of our adult consumers and lower demand for our products, particularly for our mid-price or premium-price brands. Continuation of the pandemic could disrupt our access to the credit markets or increase our borrowing costs. Governments may temporarily be unable to focus on the development of science-based regulatory frameworks for the development and commercialization of reduced-risk products or on the enforcement or implementation of regulations that are significant to our business. In addition, messaging about the potential negative impacts of the use of our products on COVID-19 risks may lead to increasingly restrictive regulatory measures on the sale and use of our products, negatively impact demand for our products, the willingness of adult consumers to switch to our reduced-risk products and our efforts to advocate for the development of science-based regulatory frameworks for the development and commercialization of reduced-risk products.
The impact of these risks also depends on factors beyond our knowledge or control, including the duration and severity of the pandemic, its recurrence in our key markets, actions taken to contain its spread and to mitigate its public health effects, and the ultimate economic consequences thereof.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended September 30, 2021. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company, its shareholders and other stakeholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, as well as smoke-free products, associated electronic devices and accessories, and other nicotine-containing products in markets outside the U.S. In addition, versions of PMI's IQOS Platform 1 device and consumables have received marketing authorizations from the U.S. Food and Drug Administration (FDA) under the premarket tobacco product application (PMTA) pathway; the FDA has also authorized the marketing of a version of IQOS and its consumables as a Modified Risk Tobacco Product (MRTP), finding that an exposure modification order for these products is appropriate to promote the public health. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free product portfolio includes heat-not-burn products, nicotine-containing vapor products and oral nicotine products. As of September 30, 2021, PMI's smoke-free products are available for sale in 70 markets in key cities or nationwide, and PMI estimates that approximately 14.9 million adults around the world have already switched to IQOS and stopped smoking. For more information, please visit www.pmi.com and www.pmiscience.com.
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